Exhibit 99.1

Boise Cascade
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - Lisa Chapman 208 384 6552

For Immediate Release: August 1, 2019
Boise Cascade Company Announces Quarterly Dividend of $0.09 Per Share
BOISE, Idaho - Boise Cascade Company’s (Boise Cascade or the Company) (NYSE: BCC) Board of Directors has declared a quarterly dividend of $0.09 per share to holders of its common stock. The dividend will be paid on September 16, 2019 to stockholders of record on September 3, 2019.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.